EXHIBIT 99.1

Allied Capital Announces Third Quarter 2005 Financial Results
Quarterly Dividend of $0.58 Per Share Declared

November 7, 2005 – Washington, DC – Allied Capital Corporation (NYSE: ALD) today announced third quarter 2005 financial results.

Highlights for Q3 2005

•	Net income was $0.82 per share, or $113.2 million

•	Net investment income was $0.33 per share, or $46.1 million

•	The total of net investment income and net realized gains was $0.85 per share, or $116.8 million

•	Net unrealized depreciation was $0.03 per share, or $3.7 million

•	Third quarter regular quarterly dividend of $0.58 per share was paid; fourth quarter dividend of $0.58 per share was declared

•	Net asset value per share was $17.37

•	Shareholders’ equity was $2.4 billion

•	New investments totaled $673.4 million for the quarter

Operating Results
For the three months ended September 30, 2005, net investment income was $46.1 million or $0.33 per share, as compared to $52.7 million or $0.40 per share for the three months ended September 30, 2004. Net realized gains were $70.7 million or $0.51 per share for the quarter ended September 30, 2005, as compared to $1.3 million or $0.01 per share for the quarter ended September 30, 2004. The sum of net investment income and net realized gains was $116.8 million or $0.85 per share for the three months ended September 30, 2005, as compared to $54.0 million or $0.41 per share for the three months ended September 30, 2004.

Net income for the quarter ended September 30, 2005, was $113.2 million or $0.82 per share, including net unrealized depreciation of $3.7 million or $0.03 per share. Net income for the quarter ended September 30, 2004, was $86.0 million or $0.66 per share, including net unrealized appreciation of $32.0 million or $0.24 per share.

Net income can vary substantially from quarter to quarter primarily due to changes in unrealized appreciation or depreciation and the recognition of realized gains or losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.

For the nine months ended September 30, 2005, net investment income was $100.2 million or $0.73 per share, as compared to $146.3 million or $1.11 per share for the nine months ended September 30, 2004. Net realized gains were $288.5 million or $2.11 per share for the nine months ended September 30, 2005, and were $175.8 million or $1.34 per share for the nine months ended September 30, 2004. The sum of net investment income and net realized gains was $388.6 million or $2.84 per share for the nine months ended September 30, 2005, as compared to $322.0 million or $2.45 per share for the nine months ended September 30, 2004. Net income for the nine months ended September 30, 2005, was $544.7 million or $3.99 per share, including net unrealized appreciation of $156.0 million or $1.15 per share. Net income for the nine months ended September 30, 2004, was $201.6 million or $1.53 per share, including net unrealized depreciation of $120.4 million or $0.92 per share.

During the third quarter, the company invested a total of $673.4 million. After total portfolio repayments and asset sales of $151.0 million and valuation and other changes during the quarter, the total portfolio was $3.2 billion at September 30, 2005. At September 30, 2005, the overall weighted average yield on the interest-bearing portfolio was 12.6%, as compared to 14.0% at December 31, 2004.

Shareholders’ equity was $2.4 billion at September 30, 2005, with a net asset value per share of $17.37 as compared to $2.0 billion or $14.87 per share at December 31, 2004.

Private Finance
The private finance portfolio totaled $3.1 billion at value at September 30, 2005. Loans and debt securities, which totaled $2.0 billion at value at September 30, 2005, had a weighted average yield of 13.0%, as compared to 13.9% at December 31, 2004. New private finance investments totaled $665.7 million for the quarter. Significant new private finance investments during the third quarter of 2005 included:

•	$157.0 million to finance a management-led recapitalization of Norwesco, Inc., a designer, manufacturer and marketer of a broad assortment of polyethylene tanks primarily to the agricultural and septic tank markets;

•	$78.2 million to Triax Holdings, LLC to finance its acquisition of Tretinoin, the generic equivalent of a leading topical prescription acne medication, and other related assets;

•	$68.9 million to finance a management-led recapitalization of Palm Coast Data Holdings, LLC, a provider of outsourced fulfillment services to U.S. publishers of consumer magazines and membership organizations;

•	$68.0 million to finance the buyout of Healthy Pet Corp., an operator of veterinary hospitals in the eastern United States;

•	$53.2 million to support the buyout of Line-X, Inc., a national franchisor of branded, spray-on pick-up truck bedliners, a common truck accessory used to protect truck beds from weather, payload and other damage;

•	$53.6 million under Callidus Capital Corporation’s underwriting and syndication facility to fund its senior debt investment in Triax Holdings, LLC;

•	$41.9 million to Woodstream Corporation, a manufacturer and marketer of poison free pest control and pet and wildlife caring control products, to support an acquisition;

•	$40.0 million to N.E.W. Customer Service Companies Inc., a leading provider of extended service contracts and buyer protection programs, as part of a recapitalization of the company; and

•	$39.0 million to Havco Wood Products, LLC, a manufacturer of hardwood flooring products used in the dry freight truck trailer industry.

Portfolio Quality
Allied Capital employs a grading system to monitor the quality of its portfolio. Grade 1 is for those investments from which a capital gain is expected. Grade 2 is for investments performing in accordance with plan. Grade 3 is for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is for investments that are in workout and for which some loss of principal is expected.

At September 30, 2005, Grade 1 investments totaled $1.2 billion or 35.7% of the total portfolio at value; Grade 2 investments totaled $1.8 billion or 56.0% of the total portfolio; Grade 3 investments totaled $183.2 million or 5.7% of the total portfolio; Grade 4 investments totaled $10.0 million or 0.3% of the total portfolio; and Grade 5 investments totaled $74.3 million or 2.3% of the total portfolio.

Loans and debt securities over 90 days delinquent totaled $87.1 million at September 30, 2005, as compared to $132.6 million at December 31, 2004. Loans and debt securities not accruing interest totaled $192.7 million at September 30, 2005, as compared to $114.9 million at December 31, 2004. In general, the company does not accrue interest on loans or debt securities where there is doubt about interest collection or where the enterprise value of the portfolio company may not support further accrual. As a result loans or debt securities on non-accrual may be different than loans or debt securities that are over 90 days delinquent.

Liquidity and Capital Resources
At September 30, 2005, the company had cash and cash equivalents of $58.1 million, outstanding long-term debt of $968.3 million, and did not have any outstanding borrowings on the revolving line of credit. At September 30, 2005, the company had a weighted average cost of debt of 6.8% and its regulatory asset coverage was 352%. The company is required to maintain regulatory asset coverage of at least 200%.

On September 30, 2005, the company closed a three-year unsecured revolving line of credit facility with a committed amount of $722.5 million provided by 18 banks. On November 4, 2005, the company expanded the committed amount under the revolving line of credit facility by $50.0 million which brings the total committed amount to $772.5 million. The facility may be expanded through new or additional commitments up to $922.5 million at the company’s option during the three-year period. The credit facility generally bears interest at a rate equal to LIBOR plus 1.30%, and has an annual commitment fee on the committed amount of 20 basis points.

On October 13, 2005, the company issued $350 million of long-term unsecured five- and seven-year notes in a private placement. The five-year notes, which totaled $261 million, have a fixed interest rate of 6.15% and the seven-year notes, which totaled $89 million, have a fixed interest rate of 6.34%. The proceeds from the offering were used to repay $125 million of existing unsecured long-term notes that matured on October 15, 2005, and will also be used to fund new portfolio investments and for general corporate purposes.

Quarterly Dividend of $0.58 Per Share Declared
As previously released on October 24, 2005, the company declared its 169th regular quarterly dividend of $0.58 per share for the fourth quarter of 2005. The dividend is payable as follows:

Record date: Payable date:	December 9, 2005 December 29, 2005

The company’s dividend is paid from taxable income. The Board determines the dividend based on annual estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition.

Webcast/ Conference Call at 8:30 a.m. ET on Monday, November 7, 2005
The company will host a webcast/conference call at 8:30 a.m. (ET) on Monday, November 7, 2005, to discuss the results for the quarter. PLEASE VISIT THE PRESENTATIONS & REPORTS SECTION OF THE INVESTOR RESOURCES PORTION OF THE COMPANY’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS TODAY’S CONFERENCE CALL.

All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode “Allied Capital.”

An archived replay of the event will be available through November 21, 2005, by calling (800) 642-1687 (international callers please dial (706) 645-9291). Please reference passcode “1525536.” An archived replay will also be available on our website. For complete information about the webcast/conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $3 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. Since its IPO in 1960, the Company has provided long-term debt and equity financing to thousands of middle market companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies that generate aggregate revenues of more than $10 billion and employ more than 90,000 people.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. All media inquiries should be directed to Stan Collender of Financial Dynamics at (202) 434-0601.
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Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)
	At September 30,	At December 31,
	2005	2004
	(unaudited)
ASSETS
Portfolio at value:
Private finance	$3,080,985	$2,302,086
Commercial real estate finance	142,765	711,325

Total portfolio at value	3,223,750	3,013,411
Deposits of proceeds from sales of borrowed Treasury securities	17,933	38,226
Accrued interest and dividends receivable	65,147	79,489
Other assets	81,565	72,712
Cash and cash equivalents	58,081	57,160
Total assets	$3,446,476	$3,260,998

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable and debentures	$968,335	$1,064,568
Revolving line of credit	—	112,000
Obligations to replenish borrowed Treasury securities	17,933	38,226
Accounts payable and other liabilities	93,222	66,426

Total liabilities	1,079,490	1,281,220
Shareholders’ equity:
Common stock	14	13
Additional paid-in capital	2,171,063	2,094,421
Common stock held in deferred compensation trust	(17,781)	(13,503)
Notes receivable from sale of common stock	(4,138)	(5,470)
Net unrealized appreciation (depreciation) on portfolio	48,259	(107,767)
Undistributed (distributions in excess of) earnings	169,569	12,084

Total shareholders' equity	2,366,986	1,979,778

Total liabilities and shareholders' equity	$3,446,476	$3,260,998

Net asset value per common share	$17.37	$14.87
Common shares outstanding	136,289	133,099

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest and related portfolio income
Interest and dividends	$76,353	$85,828	$232,628	$233,540
Loan prepayment premiums	2,105	193	4,635	4,210
Fees and other income	16,399	10,842	38,720	28,378

Total interest and related
portfolio
income	94,857	96,863	275,983	266,128

Expenses
Interest	17,735	20,253	57,114	57,349
Employee	13,969	13,896	52,302	38,171
Administrative	15,130	10,169	58,932	25,072

Total operating expenses	46,834	44,318	168,348	120,592

Net investment income before income taxes	48,023	52,545	107,635	145,536
Income tax expense (benefit), including excise tax	1,889	(200)	7,482	(744)
Net investment income	46,134	52,745	100,153	146,280

Net realized and unrealized gains (losses)
Net realized gains	70,714	1,300	288,495	175,753
Net change in unrealized
appreciation or
depreciation	(3,680)	31,954	156,026	(120,384)

Total net gains	67,034	33,254	444,521	55,369

Net increase in net assets resulting from operations	$113,168	$85,999	$544,674	$201,649

Diluted earnings per common share	$0.82	$0.66	$3.99	$1.53
Weighted average common shares outstanding — diluted	138,058	131,192	136,669	131,487

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